EMPLOYMENT AGREEMENT

By and Between
Endorex Corp. ("Endorex"), Orasomal Technologies, Inc. ("Orasomal") and Robert Brey



Agreement made this 1st day of December, 1996, between Endorex Corp., a Delaware Corporation and Orasomal Technologies, Inc., a subsidiary of Endorex Corp., (herein Endorex and Orasomal, are jointly referred to as the "Company") and ROBERT BREY (the "Employee").

The Company is desirous of employing the Employee as its Vice-President, Vaccine Development of Endorex and Vice-President, Research and Development of Orasomal, and the Employee is desirous of becoming employed by the Company in those capacities.

The Company and the Employee desire to set forth in this Agreement the terms and conditions on which the Employee will be employed by the Company as its Vice-President, Vaccine Development of Endorex and Vice-President, Research and Development of Orasomal.

Accordingly, in consideration of the promises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.  Employment

The Company hereby agrees to employ the Employee, and the Employee hereby agrees to serve the Company, on the terms and conditions set forth herein.

2.  Term

The employment of the Employee by the Company as provided in Section 1 will commence on the date of this Agreement and end on November 30, 2000, unless further extended or sooner terminated as hereinafter provided.

3.  Position and Duties

The Employee shall serve as Vice-President, Vaccine Development of Endorex and Vice-President, Research and Development of Orasomal and shall have such responsibilities and authority consistent with those positions as may, from time to time, be assigned to the Employee by the President or Board of Directors of the Company. The Employee shall devote substantially all his working time and efforts to the business and affairs of the Company.

4.  Place of Performance

In connection with the Employee's employment by the Company, the Employee shall be based at the principal offices of the Company located in Chicago, Illinois, except for required travel on the Company's business.

5.  Compensation and Related Matters

    (A) Salary. During the period of the Employee's employment hereunder, the Company shall pay to the Employee a salary at a rate of not less than $100,000 per annum until such time as Employee relocates his residence and family to the Chicago, Illinois area, and thereafter at the rate of not less than $115,000 per annum payable in equal monthly or other install-ments. The Employee's salary shall be subject to an annual review commencing twelve (12) months following the commencement of the term of the Employee's employment hereunder.

    (B) Bonuses. At the end of each full year of employment, Employee shall be entitled to a bonus of up to 25% of Employee's salary as provided in
    Section 5(a) based upon meeting mutually agreed to pre-established written objectives and overall performance of the Company.

    (C) Expenses. The company shall reimburse Employee for all normal, usual and necessary expenses incurred by Employee in furtherance of the business and affairs of the Company (incuding up to $25,000 of reasonable relocation expenses for Employee and his family, which may include moving costs, hotel expenses, and real estate commissions and other costs of Employee selling his current residence in Atlanta, Georgia and relocating to the Chicago, Illinois area), against receipt by the company of appropriate vouchers or other proof of the Employee's expenditures and otherwise in accordance with such expense reimbursement policy as may, from time to time, be adopted by the Board of Directors of the Company.

    (D) Other Benefits.  The Company shall provide to Employee paid medical
    insurance (including for the benefit of the dependents of Employee).   In
    addition, the Company shall provide and maintain in full force and effect, and the Employee shall be entitled to participate in, all of its employee benefit plans and arrangements in effect on the date hereof or plans or arrangements hereafter adopted providing the Employee with at least equivalent benefits thereunder (including, without limitation, each pension and retirement plan and arrangement, supplemental pension and retirement plan and arrangement, stock option plan, life insurance and health and accident plan and arrangement, medical insurance plan, disability plan, survivor income plan, relocation plan and vacation plan). The Company shall not make any changes in such plans or arrangements which would adversely affect the Employee's rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all employees of the Company and does not result in a proportionately greater reduction in the rights of or benefits to the Employee as compared with any other employee of the Company. The Employee shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement made available by the company in the future to its key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Nothing paid to the Employee under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to the employee pursuant to paragraph (A) of this Section.

    (E) Vacations. The Employee shall be entitled to three (3) weeks of vacation in each year of his employment. The Employee shall also be entitled to all paid holidays given by the Company to its Employees.

    (F) Services Furnished. The Company shall furnish the Employee with office space, stenographic assistance and such other facilities and services as shall be suitable to the Employee's position and adequate for the performance of his duties as set forth in Section 3 hereof.

    (G) Options. Subject to execution of this Agreement, Employee shall be granted an option effective on the date of execution of this Agreement, to purchase 100,000 shares of the Company's Common Stock, exercisable for a period of seven (7) years at an exercise price per share equal to the fair market value of the Common Stock on the date of execution of this Agreement, based on the bid quotations for the Common Stock in the over-the-counter market on that date. Such option shall be an Incentive Stock Option granted under the Company's 1995 Omnibus Incentive Plan. Such option shall vest and become exercisable at the rate of (i) 6,250 shares on December 1, 1996 and (ii) a cumulative additional 6,250 shares at the close of business on the last day of each three-month period thereafter, commencing March 1, 1997 through December 1, 2000, at which time this option shall have vested in full. If Employee's employment with the Company shall terminate before such option is fully vested, such option shall be exercisable only to the extent the option is exercisable on the date Employee's employment terminates. The grant of the foregoing option shall not preclude the participation of the employee in any other stock option plan of the Company.

    (H) It is understood that Employee will relocate his residence and family home to the Chicago, Illinois area no later than July 1, 1997.

6.  Offices

    The Employee agrees to serve without additional compensation, if elected or appointed thereto, as an executive officer of any of the subsidiaries of Endorex or Orasomal, provided that the Employee is indemnified for serving in any and all such capacities on a basis no less favorable than
    is currently provided by Article VII of the Company's By-Laws.   Employee
    agrees that, upon termination of his employment with the Company, for any reason whatsoever, he will resign from all positions as an employee and officer of the Company and all of its subsidiaries.

7.  Confidential Information

    Employee covenants and agrees that he will not (except as required in the course of his employment), while in the employment of the Company or thereafter, communicate or divulge to, or use for the benefit of himself, or any other person, firm, association or corporation, without the consent of the Company, any information concerning any inventions, discoveries, improvements, processes, formulas, apparatus, equipment, methods, trade secrets, research, secret data, costs or uses or purchasers of the Company's current or future products, research activities, immuno-pharmaceutical agents, or services, or other confidential matters possessed, owned, or used by the Company that may be communicated to, acquired by, or learned of by the employee in the course of, or as a result of, his employment with the Company. All records, files, memoranda, reports, price lists, customer lists, drawings, plans, sketches, documents, equipment, and the like, relating to the business of the Company, which the Company shall use or prepare or come into contact with, shall remain the sole property of the Company.

8.  Competition

    (A) During the period of the Employee's employment by the Company and for a period of eighteen (18) months after such employment (whether such employment shall have ended by reason of the expiration or termination of this Agreement or otherwise), Employee will not (i) engage in; (ii) have any interest in any person, firm or corporation that engages in; or (iii) perform any services for any person, firm or corporation that engages in competition with the Company, or any of its subsidiaries in the development, research relating to, manufacture, processing, marketing, distribution, or sale of any current or future products that were the subject of research activities, developed, licensed, manufactured, processed, distributed, or sold by the Company, or any of its subsidiaries, at any time during the period of his employment by the Company, in any area in which such business shall be carried on.

    (B) Employee will not, directly or indirectly, employ, solicit for employment, or advise or recommend to any other person that they employ or solicit for employment, any employee of the Company during the period of Employee's employment by the Company and for a period of two (2) years thereafter.

    (C) Notwithstanding any provision of this Section 8 to the contrary, Employee may own no more than three percent (3%) of the total shares of all classes of stock outstanding of any corporation having securities registered with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

    (D) Employee represents that his experience and capabilities are such that the provisions of this Section 8 will not prevent him from earning a livelihood.

9.  Termination

    (A) Notwithstanding any provision of this Agreement to the contrary, Employee's employment shall automatically terminate upon his death, and the Company at any time may terminate his employment immediately by giving him written notice of such termination (i) for cause, as hereinafter defined; (ii) if Employee shall violate any of the provisions of Sections 7 or 8 hereof; or (iii) if Employee shall become physically or mentally incapacitated and by reason thereof unable to perform his duties hereunder for a period of ninety (90) consecutive days. For the purpose of clause
    (i) of this Subsection 9A, "for cause" shall mean any of the following events: (x) conviction in a court of law of any crime or offense involving money or other property of the Company, or any of its subsidiaries, or any felony, or (y) violation of specific written directions of the Board of Directors of the Company, provided, however, no discharge shall be deemed "for cause" under this clause (y) unless Employee shall have first received written notice from the Board of Directors of the Company advising of the acts or omissions that constitute such violation, and such violation continues uncured for a period of thirty (30) days after Employee shall have received such notice.

    (B) In the event that the Company terminates the employment of Employee for any reason other than "for cause", as defined in Section 9(A) hereof, Employee shall continue to be paid compensation by the Company for a period of six (6) months thereafter at the rate and in the amount provided in Section 5(A) hereof at the time of his termination.

10. Successors; Binding Agreement

    (A) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the Agreement provided for in this Section 10, or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

    (B) This Agreement, and all rights of the Employee hereunder, shall inure to the benefit of and be enforceable by the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Employee should die while any amounts would still be payable to him hereunder if he had continued to life, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Employee's devisee, legatee, or other designee or, if there be no such designee, to the
    Employee's estate.   The Employee shall not be entitled to assign any of
    his rights or obligations under this Agreement.

11. Notice

For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to be effective upon personal delivery or fax or two (2) days after deposit in the U.S. registered mail, return receipt requested, postage pre-paid, addressed as follows:

If to the Employee:          If to the Employer:    Endorex Corp.
  Robert Brey                                       900 North Shore Drive
  255 Dunhill Way Drive                             Lake Bluff, Illinois 60044
  Alpharetta, Georgia 33202                         Attn:  Michael Rosen
                                                           President

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

12. Miscellaneous

No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the parties hereto. No waiver by either party hereto any time of any breach by the other party hereto of, or in compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Illinois.

13. Validity

The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14. Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

15. Arbitration

Any dispute or controversy arising under or in connection with this agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators, in Chicago, Illinois, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The expense of such arbitration shall be borne by the Company.


IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.


By:
Attest


By:	Michael Rosen, President
      Endorex Corp.




Attest

By:   Michael Rosen, President
      Orasomal Technologies, Inc.





Robert Brey